                                                  Registration No. 33-63987

As filed with the Securities and Exchange Commission on November 14, 1995.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    ________________________________________

                              AMENDMENT NO. 1 TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                BI INCORPORATED
                                ---------------
             (Exact name of registrant as specified in its charter)

       Colorado                          3699                  84-0769926
       --------                          ----                  ----------
(State or other juris-      (Primary Standard Industrial   (I.R.S. Employer
diction of incorporation    Classification Code Number)    Identification No.)
or organization)

                               6400 Lookout Road
                            Boulder, Colorado 80301
                                 (303) 530-2911
                                 --------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           David J. Hunter, President
                                BI Incorporated
                               6400 Lookout Road
                            Boulder, Colorado 80301
                                 (303) 530-2911
                                 --------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              John G. Lewis, Esq.
                    Ireland, Stapleton, Pryor & Pascoe, P.C.
                           1675 Broadway, 26th Floor
                             Denver, Colorado 80202
                           Telephone:  (303) 623-2700
                    ________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                    ________________________________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                        CALCULATION OF REGISTRATION FEE

Previously calculated and paid.

PROSPECTUS
                                 71,500 Shares

                                BI INCORPORATED

                                  COMMON STOCK
                    ________________________________________


          All of the shares of Common Stock offered by this Prospectus are being sold by the Selling Shareholders named under "Selling Shareholders." The Company will not receive any proceeds from the sale of the shares offered by this Prospectus. All expenses relating to the distribution of the Common Stock are to be paid by the Company, other than selling commissions and fees and expenses of counsel and other representatives of the Selling Shareholders. An affiliate of one of the Selling Shareholders is a member of the Board of Directors of the Company.

SEE "CERTAIN CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


          The Common Stock is quoted on the Nasdaq National Market under the symbol "BIAC." On November ___, 1995, the last sale price of the Common Stock as reported by Nasdaq was $___ per share.

                    ________________________________________


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this Prospectus is November ____, 1995.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its Washington, D.C. facility.

          The Company has filed with the Commission a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at the address set forth in the preceding paragraph.

          No person is authorized to give any information or to make any representations other than as contained in this Prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents which have been filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this
Prospectus:

          (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995;

          (2) all other documents filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act after June 30, 1995, and prior to the date of this Prospectus; and

          (3) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act.

          In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed Incorporated Document or in an accompanying prospectus supplement modifies or supersedes such statement.

          The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Written requests for such copies should be directed to the Secretary, BI Incorporated, 6400 Lookout Road, Boulder, Colorado 80301. Telephone requests may be directed to (303) 530-2911.

                             CERTAIN CONSIDERATIONS


          Before purchasing the shares offered by this Prospectus a prospective investor should consider, among other things, the following factors:

          Competition. The markets for the Company's products are highly competitive, and the Company expects competition to increase. Certain of the Company's current and prospective competitors may have significantly greater financial, technical, manufacturing and marketing resources and name recognition than the Company. The Company believes that its ability to compete depends on the success and timing of new product development by the Company and its competitors, product performance and price, distribution, and customer service and support. There can be no assurance that the Company will be able to compete successfully with respect to these factors.

          Technical Developments. The markets in which the Company competes are subject to technological change. The Company's success will depend to a large extent on its ability to continue to design or acquire, introduce, manufacture and market innovative new products and services on a cost-effective and timely basis. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary to remain competitive or that the resulting products will meet with commercial acceptance.

          Quarterly Fluctuations. The Company's customer base is currently dominated by federal, state and local jurisdictions. Many of these jurisdictions have a fiscal year which ends on June 30. The purchasing activities of these customers are dependent on the completion of their respective annual budgeting cycles. While a seasonal pattern has not been clearly established, the Company believes this annual budgeting process could influence its quarterly revenue and earnings pattern.

          Acquisition Strategy. An important element in the Company's past and future business strategy and continued growth is the Company's ability to acquire new product lines or related businesses. There can be no assurance when or whether the Company will make any acquisitions. Any further acquisition by the Company may involve the use of cash, debt or equity securities or a combination thereof.

          General and Professional Liability. The Company has a general liability insurance policy that provides coverage for liability claims arising out of the products it sells, and has professional liability insurance which provides coverage for claims arising out of the monitoring services it provides. The Company has not been the subject of any material product or professional liability claims; however, there can be no assurance that the Company's liability insurance policies will cover any such claims, or that such policies can be maintained at an acceptable cost. Any liability of the Company which is not covered by such policies, or is in excess of the limits of liability of such policies, could have a material adverse effect on the financial condition of the Company.

          Patents. The Company has numerous United States and foreign patents issued as well a number of United States and foreign patents pending. There can be no assurance, that the protection afforded by these patents will provide the Company with a competitive advantage, or that the Company will be able to assert its intellectual property rights in infringement actions. In addition, there can be no assurance that the Company's current product or products under development will not infringe any patent or other intellectual property rights.

          Reliance on Key Personnel. The Company's operations are dependent on the continued efforts of senior management. Should certain of these people be unable to continue in their present roles, the Company's prospects could be adversely affected.

          Government Regulations. Since the Company's products emit radio energy, they are subject to government regulations as to power levels and frequency. Although the Company has received approvals from the Federal Communications Commission and waivers or approvals from certain foreign countries for its current products, it will be necessary to obtain waivers or approvals for these products in other countries in order to export these products and to obtain waivers or approvals in the United States and foreign countries with respect to future products.

There can be no assurance that the Company will be able to obtain additional required approvals or waivers. Moreover, changes in government regulations or withdrawal of government approvals or waivers could affect the saleability of the Company's products.

          Lack of Dividends. The Company has not paid dividends on the Common Stock. The Company intends to retain any earnings for the development of its business and therefore does not anticipate that any cash dividends will be paid on the Common Stock in the foreseeable future.


                                  THE COMPANY

          BI Incorporated was incorporated in Colorado in 1978, and maintains its executive offices at 6400 Lookout Road, Boulder, Colorado 80301. Its telephone number is (303) 530-2911.


                      PURPOSE AND PROCEEDS OF THE OFFERING

          The Company has registered the shares of Common Stock offered by this Prospectus for the benefit of the Selling Shareholders. The Company will not receive any proceeds from the sale of Common Stock offered by this Prospectus.


                              SELLING SHAREHOLDERS

          This prospectus relates to the resale of 71,500 shares of the Company's Common Stock by the Selling Shareholders named below. Of the 52,750 shares to be offered and sold by Colorado Venture Management ("CVM"), 49,000 are shares to be issued to CVM upon the exercise of warrants outstanding as of the date of this Prospectus and the remaining 3,750 shares were previously issued to CVM upon the exercise of another warrant. William E. Coleman, a director of the Company, is chairman of CVM.

          The 15,000 shares to be offered and sold by Paul Rosenbaum were issued upon the exercise of a warrant, and the 3,750 shares to be offered and sold by Innovative Research Associates ("IRA") are shares to be issued to IRA upon the exercise of a warrant outstanding as of the date of this Prospectus.

          The shares of Common Stock offered by this Prospectus may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

          Upon the Company being notified by any of the Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved,
(iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

=========================================================================================
                                  Number of Shares                      Number of Shares
      Selling Shareholder          Owned Prior to    Number of Shares      Owned After
                                     Offering            Offered            Offering
=========================================================================================
Colorado Venture Management           52,750              49,000              3,750
=========================================================================================
Paul Rosenbaum                        20,000              15,000              5,000
=========================================================================================
Innovative Research Associates         3,750               3,750                -0-
=========================================================================================

                                 LEGAL MATTERS


            Certain legal matters relating to this offering are being passed upon for the Company by Ireland, Stapleton, Pryor & Pascoe, P.C., Denver, Colorado.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


  ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Company in connection with the issuance and distribution of the Common Stock being registered hereby.

  SEC Registration Fee.............................................  $  208.00
  Legal Fees and Expenses..........................................   1,500.00
  Accounting Fees and Expenses.....................................   2,500.00
  Printing/Miscellaneous...........................................     250.00
                                                                     ---------

          Total....................................................  $4,458.00
                                                                     =========

  ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Company's Bylaws provide that the Board of Directors has the authority to indemnify any director or officer for expenses incurred in any threatened, pending or completed action, suit or investigation consistent with the laws of the State of Colorado.

            Section 7-3-101.5 of the Colorado Corporation Code provides that a corporation may indemnify directors, officers, employees, fiduciaries or agents in connection with any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that such person is entitled to indemnification.

  ITEM 16.  EXHIBITS.

         *3.1 Articles of Incorporation, as amended, of the Company. Incorporated herein by reference to the Company's registration statement on Form S-18, SEC File No. 2-82311-D.

         *3.2 Bylaws, as amended, of the Company. Incorporated herein by reference to the Company's registration statement on Form S-18, SEC File No. 2-82311-D.

         *5.1 Opinion of Ireland, Stapleton, Pryor & Pascoe, P.C., regarding the legality of the Common Stock being registered.

        *10.1 Common Stock Purchase Warrant dated April 18, 1994 for the benefit of Colorado Venture Management for 7,500 shares.

        *10.2 Common Stock Purchase Warrant dated April 24, 1991 for the benefit of Colorado Venture Management for 25,000 shares. Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1991.

        *10.3 Common Stock Purchase Warrant dated April 18, 1994 for the benefit of Colorado Venture Management for 7,500 shares.

        *10.4 Common Stock Purchase Warrant dated April 18, 1994 for the benefit of Colorado Venture Management for 4,500 shares.

        *10.5 Common Stock Purchase Warrant dated April 18, 1994 for the benefit of Colorado Venture Management for 4,500 shares.

        *10.6 Common Stock Purchase Warrant dated January 23, 1990 for the benefit of Innovative Research Associates for 3,750 shares. Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1994.

        *23.1  Consent of Price Waterhouse LLP, independent accountants.

        *23.2 Consent of Ireland, Stapleton, Pryor & Pascoe, P.C. (included in the opinion filed as Exhibit 5.1).

  ____________________

  *  Previously filed.


  Item 17.  UNDERTAKINGS.

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant (pursuant to the foregoing provisions described in Item 15 above or otherwise), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado on November 14, 1995.


                                 BI INCORPORATED



                                 By /s/ David J. Hunter*
                                   --------------------------------------
                                    David J. Hunter, President



                               POWER OF ATTORNEY


            Know all men by these presents, that each person whose signature appears below constitutes and appoints David J. Hunter and Jackie A. Chamberlin, or either of them, his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, may do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                           TITLE                       DATE
-------------------------------------------------------------------------------------

/s/ David J. Hunter*                President, Chief Executive      November 14, 1995
------------------------------          Officer, Director
David J. Hunter

/s/ Jackie A. Chamberlin        Vice President-Finance (Principal   November 14, 1995
------------------------------  Financial and Accounting Officer)
Jackie A. Chamberlin

/s/ Jeremy N. Kendall*                Chairman and Director         November 14, 1995
------------------------------
Jeremy N. Kendall

/s/ William E. Coleman*             Vice Chairman and Director      November 14, 1995
------------------------------
William E. Coleman

/s/ Mckinley C. Edwards, Jr.*                Director               November 14, 1995
------------------------------
Mckinley C. Edwards, Jr.

/s/ Beverly J. Haddon*                       Director               November 14, 1995
------------------------------
Beverly J. Haddon

/s/ Perry M. Johnson*                        Director               November 14, 1995
------------------------------
Perry M. Johnson

/s/ George J. Pilmanis*                      Director               November 14, 1995
------------------------------
George J. Pilmanis

/s/ Frank L. Randall, Jr.*                   Director               November 14, 1995
------------------------------
Frank L. Randall, Jr.

/s/ Byam K. Stevens, Jr.*                    Director               November 14, 1995
------------------------------
Byam K. Stevens, Jr.

*by Jackie A. Chamberlin, attorney-in-fact.